FOR IMMEDIATE RELEASE

CONTACT:          Donald A. Williams, President and Chief Executive Officer
TELEPHONE:        (413) 568-1911

         WESTFIELD FINANCIAL, INC. ADOPTS PLAN OF CHARTER CONVERSION
---------------------------------------------------------------------------

Westfield, Massachusetts, August 27, 2003: Westfield Financial, Inc. (the "Company") (AMEX:WFD), sole shareholder of Westfield Bank (the "Bank") and a majority-owned subsidiary of Westfield Mutual Holding Company (the "MHC"), announced today that the Board of Directors of the Company and the Bank and the Board of Trustees of the MHC adopted a Plan of Charter Conversion pursuant to which the Company, the Bank and the MHC will convert to federal charters.

Under the Plan of Charter Conversion, the Company and the MHC will convert from Massachusetts-chartered companies regulated by the Massachusetts Division of Banks and the Federal Reserve Board to federally-chartered companies regulated by the Office of Thrift Supervision (the "OTS"). Also pursuant to the Plan of Charter Conversion, the Bank will convert from a Massachusetts-chartered savings bank regulated by the Massachusetts Division of Banks and the Federal Deposit Insurance Corporation to a federal savings bank regulated by the OTS.

The Board of Directors of the Company and the Bank and the Board of Trustees of the MHC believe that the Charter Conversion will, among other things, allow the MHC to waive the receipt of dividends paid by the Company; provide the Company with additional flexibility to make stock repurchases; and reduce the number of regulators of the organization from three to one.

The Plan of Charter Conversion is subject to the regulatory approval of the OTS and the Massachusetts Division of Banks and the approval of the shareholders of the Company and the Board of Corporators of the MHC. The Charter Conversion is expected to be completed by the end of the calendar year.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.